Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2024, in the Post-effective Amendment No. 1 to the Registration Statement (Form F-1 No. 333-276216) and related Prospectus of Metals Acquisition Limited for the registration of 64,478,325 Ordinary Shares and 6,535,304 Private Warrants.

/s/ Ernst & Young LLP

Toronto, Canada

April 8, 2024